Exhibit 99.1

JOY GLOBAL INC.

News Release
Contact:
Michael S. Olsen
Executive Vice President and
Chief Financial Officer
+1 414-319-8507

Joy Global Inc. Announces Receipt of Approval for Strategic Investment in China-Based International Mining Machinery Holdings Limited

Milwaukee, WI – December 22, 2011- Joy Global Inc. (NYSE:JOY) (“Joy Global”) a worldwide leader in high productivity mining solutions today announced that it has received approval from the Anti-monopoly Bureau of the Ministry of Commerce of the People’s Republic of China for its planned purchase of International Mining Machinery Holdings Limited (HKSE:1683) (“IMM”), a leading designer and manufacturer of underground mining equipment in China. These shares represent approximately 41.1% of the outstanding common stock of IMM.

Pursuant to the terms set forth in the Share Purchase Agreement, dated July 11, 2011, as amended, between Joy Global and TJCC Holdings Limited (“TJCC”), Joy Global will now purchase TJCC’s 41.1%  IMM shareholding at a price of HKD8.50 per share, or approximately $584 million at current exchange rates.  Completion of the Share Purchase Agreement is expected to take place by December 30, 2011.  After closing, Joy Global will own approximately 69.2% of IMM’s outstanding common stock.

Upon closing of the purchase of IMM shares from TJCC, Joy Global will be required to make unconditional cash tender offers for the remaining outstanding shares of IMM common stock and all outstanding IMM share options pursuant to the Hong Kong Takeovers Code.  The tender offers will be launched by Joy Global’s wholly owned Hong Kong subsidiary, Joy Global Asia Limited, and will be subject to the terms and conditions to be set out in the offer document.  The offer document is subject to approval by the Hong Kong Securities and Futures Commission and following such approval will be made available on www.joyglobal.com.

About Joy Global
Joy Global is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

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100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202   PO Box 554  Milwaukee WI 53201-0554  414/319/8501

Joy Global Inc.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as "anticipate," "believe," “could,” "estimate," "expect," “forecast,” "indicate," “intend,” "may be," "objective," "plan," “potential,” "predict," “should,” "will," "will be," and similar expressions are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

Responsibility Statement
The directors of Joy Global and Joy Global Asia Limited (a wholly-owned subsidiary of Joy Global and the entity acquiring the shares under the share purchase agreement and making the offer) jointly and severally accept full responsibility for the accuracy of the information contained in this announcement, except in relation to information on IMM, and confirm, having made all reasonable inquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement, except in relation to information on IMM, misleading.  The information relating to IMM contained in this announcement has been taken from the published annual and interim reports of IMM and from other public sources, including IMM's website at www.immchina.com. The directors of Joy Global and Joy Global Asia Limited take full responsibility for ensuring such information has been correctly and fairly reproduced.

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